Exhibit 10.1

SUPPLIER AGREEMENT

This Supplier Agreement (this “Agreement”) is made, effective as of the 9th day of October, 2023 (“Effective Date”), by and between Superlatus PD Holding Company, a corporation and existing under the laws of the State of Delaware, with its principal place of business located at 445 Park Avenue; New York, NY 10022 (hereinafter referred to as “Supplier”) and Rainforest Distribution Corp, a corporation organized and existing under the laws of the State of New York, with its principal place of business located at 20 Pulaski Street, Suite A, Bayonne, NJ 07002 (hereinafter referred to as “Rainforest”) (each is individually referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Supplier is engaged in the manufacture, sale, marketing and distribution of food, beverage or household products;

WHEREAS, Rainforest is engaged in the sale and distribution of food, beverage and household products, has represented to Supplier that it has adequate facilities, transport equipment and personnel to distribute the Products (as hereinafter defined) and desires to accept the responsibility for distributing in the market described in this Agreement;

WHEREAS, Supplier desires Rainforest to become the distributor of the Products in accordance with the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, and of the mutual benefits and obligations set forth in this Agreement, the Parties agree as follows:

AGREEMENT

1.	CERTAIN DEFINITIONS

As used in this Agreement, the terms listed below shall be defined as follows:

A.	“Accounts” shall mean all wholesale and retail accounts (including online retailers) located in the Territory. For clarification, the Accounts shall not include the Excluded Accounts.

B.	“Agreement” shall mean this Supplier Agreement, as the same may be amended, supplemented, or otherwise modified from time to time in writing and with the mutual consent of the Parties.

C.	“Annual Purchasing Targets” shall mean the targets set forth on Exhibit A attached hereto.

D.	“Cost” shall mean Rainforest’s cost for Products, as delivered to any of Rainforest’s warehouses where the Products have been slotted for sale.

E.	“Determination Period” shall mean the twelve (12) calendar months immediately preceding the date of Rainforest’s receipt of a Termination Notice.

F.	“Excluded Accounts” shall mean the accounts set forth on Exhibit B attached hereto.

G.	“Excluded Distributors” shall mean the wholesalers set forth on Exhibit C attached hereto.

H.	“Invasion Fee Rate” shall mean the rate set forth on Exhibit D attached hereto.

I.	“Net Purchases” shall mean the sum of all Supplier invoices generated for Rainforest for Products delivered on a date during the Determination Period, less any credits, returns or deductions applied by Rainforest to the same invoices.

J.	“Products” shall mean all retail products sold and marketed by Supplier (or sold or marketed under the Supplier’s brand names by another company or companies under one or more licensing agreements or other legal instruments) as initially set forth on Exhibit E attached hereto. Following the Effective Date, the Parties agree that any additional retail products sold and marketed by Supplier and purchased by Rainforest shall be automatically included in definition of the “Products” and added to Exhibit E.

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K.	“Termination Fee” shall mean the amount described on Exhibit F attached hereto.

L.	“Territory” shall mean the geographic areas and retail accounts set forth on Exhibit G attached hereto.

2.	TERM OF AGREEMENT

The term of this Agreement shall commence on the Effective Date of this Agreement and shall continue until terminated under the terms and conditions of this Agreement (the “Term”).

3.	RAINFOREST’S EXCLUSIVE RIGHT TO DISTRIBUTE

A.	Except for the Excluded Accounts and the Excluded Distributors, Supplier appoints Rainforest as its exclusive distributor for the Products in the Territory and Rainforest agrees to use commercially reasonable efforts to resell the Products in the Territory. Except for the Excluded Accounts and the Excluded Distributors, Supplier shall not sell any Products to any company or entity located in the Territory other than Rainforest. Included in this prohibition is Supplier’s sale of Products to a company or entity, except for the Excluded Accounts and the Excluded Distributors, who takes possession of Products outside of the Territory, where Supplier has constructive or actual knowledge of such company or entity’s intention of reselling Product in the Territory.

B.	Rainforest shall have the non-exclusive right to sell the Products outside of the Territory, without prior written permission from Supplier. If Supplier wishes Rainforest to cease the sale and distribution of the Products to an account outside of the Territory, Supplier shall notify Rainforest in writing and Rainforest shall have thirty (30) days to cease such sale and distribution.

C.	At Supplier’s prior written consent (which shall include email correspondence), Rainforest may appoint sub-distributors. Rainforest will disburse any promotional funding for the Accounts among its sub-distributors in accordance with Supplier’s instructions. In the event that Supplier is dissatisfied for any reason whatsoever with the performance of any of Rainforest’s sub-distributors, Supplier may notify Rainforest of such dissatisfaction and it shall be the obligation of Rainforest to terminate the sub-distributor within thirty (30) days of said notification by Supplier. Rainforest shall retain the right to terminate any of its sub-distributors at any time for any reason, without prior notice. Notwithstanding the foregoing, in the event that this Agreement is terminated, any and all sub-distributor agreements shall be automatically terminated, and Supplier shall have no obligations of any nature whatsoever to any such sub-distributors.

D.	Supplier agrees to compensate Rainforest for all Products sold or distributed to the Accounts in the Territory except by the Excluded Distributors (the “Invasion Fee”). Invasion Fees will be paid or credited to Rainforest on a quarterly basis. The Invasion Fee shall be calculated by multiplying the i) total number of cases sold or distributed to an Account in the Territory (other than the Excluded Accounts) by the Excluded Distributors and ii) the Invasion Fee Rate as set forth on Exhibit D. Notwithstanding the above, Supplier shall not be required to pay an Invasion Fee for any Products sold or distributed to the Excluded Accounts.

E.	If Supplier introduces a new item, product line or extension, then such new item, product line or extension shall be offered to Rainforest for distribution within the Territory. If Rainforest accepts distribution of such new item, product line or extension (such acceptance not to be unreasonably withheld, conditioned or delayed), and commences the sale and distribution of such new retail item, product line or extension within ninety (90) days after notification from Supplier that such new item, product line or extension is available for shipment to Rainforest, then such new item, product line or extension shall be automatically included within the definition of “Product.” For purposes of this Agreement, if Distributor declines distribution of such new item, product line or extension, Supplier shall not be prevented from using any alternative distribution means within the Territory for new item, product line or extension.

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4.	PRODUCT DISTRIBUTION

A.	Rainforest shall use its best and commercially reasonable efforts to distribute the Products to the Accounts in the Territory. In the event that Rainforest ceases to distribute any Product to the Accounts for any reason directly and solely caused by Rainforest for a period of ninety (90) days, then, upon Supplier’s notice to Rainforest (a) such product shall no longer be a “Product” as such term is used herein, (b) such product shall be automatically and without further action by the parties, deleted from Exhibit E and (c) Supplier shall have the unrestricted right to sell, market or distribute such product in the Territory, either directly or through a third party (without payment to Rainforest of an Invasion Fee (as hereinafter defined)).

B.	Rainforest shall at all times use its diligent and good faith efforts to market, promote and expand the sale of Products in the Territory.

C.	Rainforest shall submit to Supplier monthly sales and inventory data within fifteen (15) days following the beginning of each calendar month. Sales data will include breakdown of case volume, by sku, by retail account, by date.

D.	Rainforest agrees to properly manage inventory age and storage conditions, ensuring FIFO processes are maintained in its warehouses. Further, Rainforest shall (i) store, handle and distribute its inventory of Products in clean sanitary conditions as required to maintain Product quality and in accordance with Supplier’s specifications; (ii) not alter the Products in any manner, and (iii) comply with all applicable federal, state, and local food, health and other applicable laws and regulations.

E.	If Supplier determines, in its sole discretion, that Supplier shall undertake a market withdrawal or recall of the Products, Rainforest agrees that it shall fully cooperate with Supplier and take all reasonable and necessary actions requested by Supplier, including but not limited to a notification to accounts and retrieval of Products from retailers at Supplier’s sole expense. Supplier agrees to compensate Rainforest for all reasonable fees associated with executing a market withdrawal or recall, including disposal/destruction costs, provided the market withdrawal or recall was not a direct of result of Rainforest’s action or inaction.

F.	Supplier agrees that Rainforest does not guarantee the purchase or performance level of any retailer.

G.	In the event that Supplier requests Rainforest to deliver samples of the Products for PR or marketing purposes, Supplier and Rainforest shall agree on compensation in advance of any such delivery.

5.	PRODUCT SUPPLY

A.	Rainforest shall submit written orders for all Products to be purchased hereunder. Those purchase orders shall contain the following terms, which such terms must be in full conformity with the terms and conditions of this Agreement:

I.	The purchase order number and date;
II.	The type and quantity of each Product ordered;
III.	The total Cost of the Products ordered;
IV.	The suggested delivery date (which, for purposes of clarity, shall be subject to the delivery schedule and requirements of the Supplier); and
V.	All relevant shipping information

B.	Supplier shall replace, at its own expense, all Products which are spoiled, damaged, or otherwise do not meet the requirements of the Agreement. Supplier also shall be responsible for unsaleable packages physically damaged prior to arrival at Rainforest’s warehouse.

C.	All open coded Products must be open coded with a sell by or use by date. The date must be stamped on the shipping case and on the Product. Supplier is required to provide Rainforest with the total shelf life of a Product, in days, at the time of production. Supplier shall ship product so that it has at a minimum seventy-five percent (75%) of its shelf life remaining when it is received by Rainforest. If product is manufactured with greater than 365 days shelf life, Seller shall ship product so that it has the lesser of seventy-five percent (75%) or 1-year remaining shelf life. Rainforest reserves the right to refuse inbound delivery of non-conforming product. Exhibit E shall include the total shelf life of each Product, in days, at the time of production.

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D.	Supplier agrees to guarantee all Products (“Guaranteed Sale”) purchased by Rainforest. Supplier shall replace, at its own expense (or provide a credit to Rainforest for the Cost of such Products) any Product not saleable for any reason. This Guaranteed Sale provision includes any Product returned by any retailer to Rainforest for any reason in addition to any Product expiring or spoiling prior to sale to a retailer.

E.	Products shall be manufactured and labeled in all material respects in accordance with all applicable federal, state, and local laws and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, the Occupational Safety and Health Act, and all associated regulations, including but not limited to Good Manufacturing Practices.

F.	Supplier represents and warrants to Rainforest that all Products sold by it at the time and place of delivery to Rainforest shall be fit for the purpose intended and merchantable.

G.	Supplier shall have sufficient security measures in place prior to delivery of the Products to Rainforest to ensure that such Products are not tampered with or adulterated in any manner, and that all such Products shall be maintained at temperatures and other storage conditions necessary to preserve the freshness and integrity of the Products while in storage, transit or otherwise in Supplier’s custody and control. Prior to delivery to Rainforest, Supplier shall comply with all Applicable Laws and manufacturer’s storage specifications and shall include an evaluation and implementation by Supplier of any necessary controls to prevent the occurrence of food safety hazards, which shall be incorporated into a food safety plan developed in accordance with the Food Safety Modernization Act (“FSMA”) Rule for Preventive Controls. Rainforest has adopted Whole Foods Market’s written quality standards and acceptable/unacceptable ingredients list (the “Product Specifications”) as provided on the product pages of the website https://www.wholefoodsmarket.com/quality-standards. Supplier represents and warrants that all Products delivered to Rainforest will comply with all Product Specifications and that all information provided by Supplier to Rainforest about the Products is true and correct. Supplier will maintain appropriate documentation evidencing compliance with all Product Specifications, all Applicable Laws and this Agreement and shall grant Rainforest full access to this documentation, as well as all regulatory agency citations. Supplier agrees to promptly notify Rainforest in writing if Supplier becomes aware that any Product fails to comply with any Product Specification. Supplier agrees to pay all reasonable expenses incurred by Rainforest as a result of any Product’s failure to meet the Product Specifications or Supplier’s breach of this Agreement, including, but not limited to, costs and expenses relating to inspections, testing and Product analysis, labor (including store, distribution center and administrative personnel), publishing notices, storing, packaging, handling, transporting, re-labeling and/or destroying the Product, fees, fines or penalties imposed upon Rainforest, expedited shipping for replacement product, refunds or settlement amounts paid to customers and Rainforest’s cost of unsold Products.

H.	Supplier agrees comply with Rainforest’s published shipping and receiving guidelines (“Shipping and Receiving Guidelines”). Rainforest’s Shipping and Receiving Guidelines shall be reasonably consistent with industry standards and may be revised from time to time by Rainforest, with thirty (30) days’ notice to Supplier.

6.	PRODUCT COST

A.	Cost shall represent the cost of the Products as defined in the Definitions section of this Agreement, unless otherwise agreed to in writing. The initial Cost of the Products shall be provided to Rainforest by Supplier using Rainforest’s standardized on-boarding forms. Any subsequent Cost changes must be made by following the Rainforest’s published price change procedures.

B.	The Cost of each of the Products shall not exceed the lowest delivered price charged by Supplier to any of the Excluded Distributors. The price charged by Supplier to any of its Excluded Distributors shall be adjusted for any accruals, rebates, freight allowances or other price reductions regardless of the manner in which such price reduction is conveyed.

a.	For the purpose of establishing the lowest delivered price charged by Supplier to any of the Excluded Distributors: If Supplier offers FOB pricing to an Excluded Distributor rather than delivered pricing, Supplier and Rainforest shall mutually agree upon the equivalent delivered price of each Product being sold by Supplier to the Excluded Distributor with FOB pricing. The Parties acknowledge that the freight rates of the Excluded Distributors change with market conditions and that Parties agree to re-evaluate the equivalent delivered price of each Product being sold as market conditions warrant.

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b.	Supplier agrees that it will not employ the use of marketing funds, sales allowances, product demonstration funds, price promotions, free goods, slotting dollars, advertising dollars, credit for out-of-code and spoiled product, product spoilage allowances, accruals, rebates, coupons, or other marketing and sales incentives as a means of circumventing the obligations of this Section 6B. If Supplier offers any such marketing and/or sales devices to an Excluded Distributor (or directly to an account serviced by an Excluded Distributor), Supplier shall offer an identical marketing and/or sales device to Rainforest.

C.	In consideration for the distribution and other services provided by Rainforest, Rainforest shall be entitled to a [*] (the “Service Fee”) on all amounts invoiced by Supplier to Rainforest for the Products. The accounting of the Service Fee shall be initiated, via separate credit memo (one credit memo for each Supplier invoice), by Rainforest and issued to Supplier. The Service Fee shall not be included when evaluating Rainforest’s Cost of the Products under the provisions of Section 6B. Further, the Service Fee is not intended to cover any cost of product promotions, retailer fees of any kind, marketing, and advertising expenses, or similar, and any such costs, as approved by Supplier, which will be billed directly by Rainforest to Supplier.

D.	The Parties acknowledge that Supplier may revise Costs for Products at any time and Supplier will give Rainforest no less than ninety (90) days’ notice of its intention to change the Cost of any individual Product.

7.	TERMS OF PAYMENT

A.	Rainforest’s payment for the Products purchased shall be forty-five (45) days from the later of Rainforest’s actual receipt of the Products or Rainforest receipt of an accurate and correct invoice for such Products.

B.	The initial terms of payment for the first order from any new Supplier shall be sixty (60) days.

C.	If Rainforest makes electronic payment for an invoice within 10 days after the later of Rainforest’s i) actual receipt of the Products or ii) receipt of an accurate and correct invoice for such Products, then Rainforest shall be entitled to a discount in the amount of [*] off the stated invoice price for the Products (not including taxes, surcharges, third party fees, bottle deposits, and similar amounts).

D.	All amounts payable by Supplier to Rainforest in respect of promotional billbacks, slotting, retailer programming cost, and similar, shall be credited or deducted from amounts owed to the Supplier.

8.	TERMINATION

A.	Rainforest may terminate this Agreement at any time, with or without cause, by providing Supplier with sixty (60) days advance written notice.

B.	Supplier may terminate this Agreement at any time, with or without cause, by providing Rainforest with sixty (60) days advance written notice (a “Termination Notice”) and paying the Termination Fee. The Termination Fee shall be due and owing within sixty (60) days of Rainforest’s receipt of a Termination Notice. Under no circumstances will the termination be effective until the Termination Fee has been paid.

a.	The Parties acknowledge and agree that: (i) the Termination Fee is intended to cover any and all claims of any nature whatsoever arising from Supplier’s election to terminate this Agreement and is intended to be an absolute limitation of the liability of Supplier in the event of Supplier’s election to terminate this Agreement pursuant to this Section 8B and does not constitute a penalty. This limitation of the liability of Supplier shall not apply in the case of any termination of this Agreement other than one resulting from Supplier’s election to termination this Agreement pursuant to this Section 8 and shall not in any manner serve to otherwise limit Supplier’s liability hereunder in any other circumstance.

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C.	If Supplier provides a Termination Notice, Supplier shall be required to pay the Termination Fee in accordance with Section 8B; provided, however, no Termination Fee shall be due and owing if

i.	Rainforest fails to pay any amount when due under this Agreement, other than the amounts held by Rainforest upon receipt of a Termination Notice in accordance with Section 9D below, and such failure continues for thirty (30) days after Rainforest’s receipt of written notice of non-payment;

ii.	Rainforest materially breaches its obligations under this Agreement (other than as contemplated by (i) above) and such breach continues for thirty (30) days after Rainforest’s receipt of written notice thereof;

iii.	Rainforest fails to satisfy its Annual Purchasing Targets as set forth on Exhibit A attached hereto and such failure continues for 30 days after Rainforest’s receipt of written notice thereof; provided, however, Supplier shall be deemed to have waived Rainforest’s failure to satisfy its Annual Purchasing Targets if no written notice of such failure is delivered by Supplier to Rainforest within 30 days following the end of the applicable Purchasing Period; or

iv.	Rainforest becomes insolvent or otherwise files or has filed against it a petition for bankruptcy (whether voluntary or involuntary) or seeks to make a general assignment for the benefit of its creditors or applies for, consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due.

D.	In order to effect an orderly termination:

a.	Within ten (10) days of the effective date of the termination of this Agreement under this Section Rainforest will resell to Supplier all saleable Products held by Rainforest. Supplier shall buy from Rainforest all such salable inventory of Products in the possession of Rainforest at the time of termination at Rainforest’s Cost.

b.	During the period between Rainforest’s receipt of a Termination Notice and the effective date of the termination of this Agreement, Rainforest shall be entitled to hold a reasonable reserve against any outstanding Supplier liability, including but not limited to amounts sufficient to cover saleable Products held by Rainforest at the time of the Termination Notice, the amount of the Termination Fee, and/or any applicable credits resulting from Products returned by Rainforest customers, pursuant to Section 5.

9.	INDEPENDENT CONTRACTORS

Rainforest and Supplier shall remain independent contractors and nothing herein shall be interpreted as the Parties hereto acting in concert or as joint venturers or partners or as creating a franchisor/franchisee relationship. Rainforest and Supplier do not convey to each other any property interest in the other’s corporate name, trademarks, or patents.

10.	Non-Solicitation

Supplier agrees that during the Term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, Supplier shall not directly or indirectly hire any person or independent contractor who provided services to Rainforest as an employee, independent contractor, or otherwise at any time during the Term of this Agreement.

11.	SUCCESSORS, ASSIGNS AND LICENSEES

A.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including, but not limited to, any affiliated or non-affiliated entity of Supplier that has or acquires the right to sell or market the Products, including under a license or other legal instrument granted by or to Supplier. The assignee of a permitted assignment shall remain obligated for the faithful performance of this Agreement and such assignment shall be made subject to all terms and conditions of this Agreement.

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B.	Supplier covenants and agrees that it will not sell or transfer a majority of its assets without Supplier’s rights and obligations under this Agreement being transferred/assigned to the asset purchaser as part of the asset purchase transaction.

C.	Rainforest covenants and agrees that it will not sell or transfer a majority of its assets without Rainforest’s rights and obligations under this Agreement being transferred/assigned to the asset purchaser as part of the asset purchase transaction.

D.	If Supplier obtained rights to market the Products from a third party, Supplier covenants and agrees not to assign, terminate, or modify such rights so as to circumvent the intent of this Agreement, to wit, allowing Rainforest to be the exclusive distributor of such Products, whether for Supplier or its successors or assigns or licensees.

12.	INDEMNIFICATION

A.	Rainforest shall indemnify and hold harmless Supplier, its parent, subsidiary and affiliate companies, and their respective officers, directors, members, employees, attorneys, insurers and agents, from any and all loss, liability, claim, damage, including, but not limited to, claims of injury or death to persons or damage to property and expenses (including reasonable attorneys’ fees) which they, or any of them, may suffer or incur that arises from or relates to Rainforest’s performance or non-performance of its obligations under this Agreement, any intentional or negligent act or omission to act or other wrongdoing on the part of Rainforest or any of its employees, agents, officers or directors, or any violation of law by Rainforest or any of its employees, agents, officers or directors.

B.	Supplier shall indemnify and hold harmless Rainforest, its affiliates and their respective officers, directors, employees, attorneys, insurers and agents from any and all loss, liability, claim, damage, including, but not limited to, claims of injury or death to persons or damage to property and expenses (including reasonable attorneys’ fees) which they, or any of them, may suffer or incur that arises from or relates to Supplier’s performance or non-performance of its obligations under this Agreement, any intentional or negligent act or omission to act or other wrongdoing on the part of Supplier or any of its employees, agents, members, officers or directors, or any violation of law by Supplier or any of its employees, agents, members, officers or directors.

C.	Notwithstanding any other provision of this Agreement, in no event shall either Party be liable to the other Party for compensation, reimbursement or damages relating to goodwill, incidental, special or consequential damages, or punitive damages.

D.	In any claim for indemnification under this Agreement, the Party seeking indemnification (the “Indemnitee”) shall give written notice to the other Party (the “Indemnitor”) with reasonable promptness after notice of any claim or suit involving, or which could involve, an indemnifiable claim under this Agreement. Notwithstanding anything to the contrary provided in this Agreement, in any action in which a third party asserts one or more claims against the Indemnitee (whether or not such claim is covered by insurance), the Indemnitee shall assert his, her or its right of indemnification against the Indemnitor in that action, by whatever procedural options are available to the Indemnitee and, in such circumstances, neither the Indemnitee nor the Indemnitor shall be bound by any Arbitration requirements under this Agreement. If the Indemnitor has acknowledged in writing its obligation to indemnify the Indemnitee in respect of the third-party claim, the Indemnitee shall not settle or otherwise compromise such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. The Parties shall cooperate with one another in the defense of any indemnifiable third-party claim.

13.	INSURANCE

During the Term, Supplier shall provide, and keep in force, at Supplier’s sole expense, a comprehensive general liability insurance policy (on an occurrence rather than claims made basis), with limits of liability of not less than two million dollars ($2,000,000) for product liability claims, which policy shall name Rainforest as an additional insured. In addition, Supplier shall maintain and provide a copy of the “CG20 15 Additional Insured” endorsement or its equivalent specifically covering the Products and any related services or operations. Supplier will provide Rainforest with a Certificate of Insurance naming Rainforest as an additional insured on its respective liability coverage and such certificate shall provide that the policy will not be cancelled without at least thirty (30) days prior written notice to Rainforest.

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14.	DISPUTE RESOLUTION

All disputes arising under, relating to, or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement (whether or not such claim is based upon breach of contract or tort), shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts of New York County, New York and shall be brought in the state and/or federal courts of New York County, New York. This provision is intended to be a mandatory forum selection clause and governed by and interpreted consistent with New York law.

15.	FORCE MAJEURE

A Party’s obligation hereunder shall be suspended if such Party is prevented from performing such obligation as a result of fire, flood, or other extreme weather condition, explosion, accident, breakdown of machinery, product tampering by third parties, governmental acts, laws or regulations (other than government action in response to public health violations by such Party), war, terrorism, labor difficulties, any act of God or any other cause not within such Party’s control, which, by the exercise of reasonable due diligence, such Party is not able to avoid or overcome within a reasonable period of time (“Force Majeure”). Any Party claiming relief under this Section 15 shall provide prompt written notice of same to the other Party.

16.	WAIVER

Failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. The waiver of either Party to any provision of this Agreement shall not be taken or held to be a waiver of any succeeding breach of such provisions or as a waiver of the provision itself.

17.	GOVERNING LAW

The Parties agree that this Agreement, the rights of the parties hereunder, and all disputes of any kind that may arise between the parties hereto shall be governed by, construed, and enforced in accordance with the laws of the State of New York, excluding conflicts of law and choice of law provisions applicable under New York law.

18.	TRADEMARKS; INTELLECTUAL PROPERTY

A.	Rainforest shall use Supplier’s trademarks (the “Trademarks”) in marketing, sales and promotional materials, and advertising and promoting the sale of the Products only in accordance with the written policies of Supplier or its licensors regarding the use of such Trademarks. From time to time Supplier may provide Rainforest with updated written policies. However, any use by Rainforest of any advertising, sales or promotional materials shall be subject to Supplier’s existing written policies. The right to use the Trademarks shall cease and terminate upon the effective date of termination of this Agreement. The Trademarks shall remain the sole and exclusive property of Supplier or its licensors. Rainforest acknowledges nothing contained in this Agreement shall give Rainforest any right or interest in the Trademarks or any other trademarks, trade names, signs, symbols, emblems, devices, trade styles, or slogans used by or at the direction of Supplier upon or in relation to the Products. Rainforest shall not take any action act that prejudices, affects, impairs, or destroys the title and/or interest of Supplier or its licensors in or to the Trademarks. If it comes to the attention of Rainforest that any person or entity is infringing the Trademarks, Rainforest will promptly notify Supplier and, at Supplier’s sole cost and expense, cooperate fully with Supplier in the defense and protection of the Trademarks. All use of the Trademarks by Rainforest shall inure to the exclusive benefit of Supplier or its licensors. If any action, suit, or proceeding is commenced against Rainforest concerning Rainforest’s use of the Trademarks, then Rainforest shall promptly give notice thereof to Supplier. Supplier shall indemnify, defend and hold Rainforest harmless from and against any and all liability, claims, fines, penalties and legal, court and expert costs (including reasonable attorneys’ and expert fees) arising out of any claim or action by another party with respect to, related to or in connection with Rainforest’s use of the Trademarks that is in accordance with the written policies of Supplier or its licensors regarding the use of such Trademarks. Rainforest shall not enter into any settlement of any indemnified claim without Supplier’s prior written consent.

B.	Supplier’s Products and all the Intellectual Property Rights therein (as defined herein) are and will remain the sole and exclusive property of Supplier and its licensors. Rainforest will not alter, remove, or obscure the Intellectual Property Rights notices of Supplier and its licensors that may appear on Supplier’s Products as delivered to Rainforest, (“Intellectual Property Rights”), means patent rights (including, without limitation, patent applications and disclosures), copyrights, trademarks, trade dress, trade secrets, know-how, and advertising slogans created or supplied by Supplier.

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19.	CONFIDENTIALITY

Both Parties shall keep confidential, during the Term and for two (2) years thereafter, all information of the other or relating to the other’s business not known to the public (other than as a result of breach of this Agreement), including sales figures and unit movement figures, strategic and operational plans, marketing plans, and similar documents, as well as the terms and conditions of this Agreement; provided, however, the foregoing shall not apply to information that, at the time of disclosure (i) is or becomes generally available to and known by the public other than as a result of a breach of this Agreement, (ii) is or becomes available to a Party on a non-confidential basis from a third party source, which disclosure does not breach such third party’s obligations regarding confidentiality, (iii) was known to the receiving Party prior to disclosure, (iv) was independently developed by the receiving Party without reference to or use of, in whole or in part, the information, and (v) must be disclosed under applicable law.

20.	AUDIT

During the Term and for one (1) year following termination or expiration of the Agreement, Rainforest and its designees may during normal business hours and with reasonable prior notice, audit and copy all books and records and other financial information of Supplier related to the business conducted under this Agreement, specifically with respect to the calculation of Invasion Fees, in order to verify Supplier’s reporting.

21.	ENTIRE AGREEMENT

This Agreement shall constitute the entire agreement between the Parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either Party except to the extent it is expressly incorporated in this Agreement.

22.	MODIFICATION OF AGREEMENT

Any modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement shall be binding only if evidenced in writing and signed by each Party.

23.	EFFECT OF PARTIAL INVALIDITY

The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the Parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both Parties subsequent to the removal of the invalid provision.

24.	SECTION HEADINGS

The titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

25.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

26.	NO PUBLIC ANNOUNCEMENTS

Unless expressly permitted by this Agreement or as required by applicable law, neither Party shall make any statement (whether oral or in writing) in any press release, external advertising, marketing, or promotional materials regarding the terms of this Agreement.

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27.	NOTICES

Any notice provided for or concerning this Agreement shall be in writing and shall be deemed effective when personally delivered or sent by a nationally recognized overnight courier service to the persons and address as set forth below (or such other address as a Party may notify the other Party in accordance with this section):

For Rainforest:

Alexander Ridings, CEO

Rainforest Distribution Corp

20 Pulaski Street, Suite A

Bayonne, NJ 07002

With electronic copies to:

1.	alex.reis@rainforestdistribution.com
2.	alex.ridings@rainforestdistribution.com

For Supplier:

Forbes B. Fisher

Superlatus PD Holding Company

445 Park Avenue

New York, NY 10022

With electronic copies to:

1.	forbes@superlatusfoods.com
2.	legal@superlatusfoods.com

In witness whereof, the Parties hereto have duly executed this Agreement the day and year first above written.

Supplier:

By:
Name:	Forbes B. Fisher
Title:	President & CEO

Rainforest Distribution Corp

By:
Name:	Alex Ridings
Title:	CEO

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